Exhibit 99.1

Highpower International Reports Record Financial Results

For the Fourth Quarter and Year End December 31, 2016

Company to Hold Conference Call on March 28, 2017 at 10:00 a.m. Eastern Time / 7:00a.m. Pacific Time

SAN FRANCISCO, USA and SHENZHEN, CHINA– March 28, 2017 - Highpower International, Inc. (NASDAQ: HPJ), a developer, manufacturer, and marketer of lithium and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, announced today its financial results for the fourth quarter and year-ended December 31, 2016.

Fiscal Year 2016 Operating and Financial Highlights (all results are compared to prior year period)

•	Net sales increased 18.9% to $173.9 from $146.2 million.
•	Lithium battery net sales increased 42.6% to $112.1 from $78.6 million.
•	Gross margin was 21.9%, compared to 19.1%.
•	EBITDA was $13.8 million, a 30.2% increase from $10.6 million; Adjusted EBITDA was $14.0 million compared to $10.3 million.
•	Net income attributable to the Company increased 58.7% to $6.1 million, or $0.40 per diluted share, compared to $3.9 million, or $0.25 per diluted share. Non-GAAP net income attributable to the Company was to $6.3 million, or $0.42 per diluted share, compared to $3.6 million, or $0.23 per diluted share for the prior year period.
•	Started providing lithium polymer batteries to DJI, a globally recognized manufacturer of commercial and recreational unmanned aerial vehicles, or drones.
•	Shipped its 1000Wh portable power station products (PPS) to Fry's Electronics.
•	Expanded into the electric vehicles market through equity purchase of Huizhou Yipeng Energy Technology Co., Ltd., an electric vehicle power battery system solutions provider specializing in the plug-in hybrid electric vehicle (PHEV) and electric vehicle (EV) bus market in China, acquiring a 35.4% equity interest stake.

Fiscal 2016 Fourth Quarter Operating and Financial Highlights (all results are compared to prior year period)

•	Net sales increased 43.0% to $53.9 million from $37.9 million, primarily due to increased revenue contributions from the lithium batteries as a result of the increased battery sales into the electric bus and high end consumer electronic device markets.
•	Gross margin was 20.2%, an increase from 17.5%.
•	Net income attributable to the Company was $1.8 million, or $0.12 per diluted share, compared to $166,971, or $0.01 per diluted share

Recent Event:

•	The Company announced that it has decided not to move forward on the previously announced non-binding Cooperation Framework Agreement entered into on August 30, 2016 by the Company's subsidiary, Hong Kong Highpower Technology Co. Ltd., entered into a with Anshan Co-operation (Group) Co., Ltd. ("ACOC"). Under this agreement, ACOC had proposed to purchase newly issued shares of SZ Highpower, SZSpringpower and ICON for RMB540 million (approximately $81.0 million), which would have been paid directly to the subsidiaries resulting in ACOC holding more than 50% in each PRC subsidiary.

Management Commentary

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We were pleased to deliver exceptional operating results for fiscal 2016. This growth was driven by double digit growth of our lithium battery business due to the rapid increase in demand for electric vehicles, mobile/portable and power storage system products both in China and worldwide. In 2016, Highpower was very proactive in regional expansion through a series of marketing initiatives across China, and domestic sales taking up a larger share of our revenue percentage. We continue to focus on enhancing our battery technology while adapting to this rapidly evolving market. ”

Fiscal 2016 Fourth Quarter and Year-end Financial Review

Net Sales

Net sales for the fourth quarter ended December 31, 2016 increased 43.0% to $53.9 million from $37.9 million in the same period in 2015. The increase in net sales was mainly due to growth in revenue contributions from the lithium batteries segment as a result of the increased battery sales into the electric vehicles, smart wearable devices, digital products and handheld devices markets.

Net sales for the fiscal year 2016 ended December 31, 2016 increased 18.9% to $173.9 million, compared to $146.2 million for the prior year period. This was due to a $33.5 million increase in net sales of the lithium batteries offset by a 20.7% decrease in the average selling price of such batteries.

Gross Profit

For the fourth quarter ended December 31, 2016, the Company's gross profit was $10.9 million, compared to $6.6 million, for the prior year period. This was primarily due to the increase in sales volume of our lithium batteries.

For the fiscal year 2016 ended December 31, 2016, the Company's gross profit was $38.1 million, compared to $27.9 million for the same period in 2015. The increase was due to the sales increase, reduction in the material purchase cost for the lithium and Ni-MH batteries and improvement in labor efficiency.

Gross Margin

Gross margin was 20.2% for the fourth quarter ended December 31, 2016, compared to 17.5% in the prior year period.

Gross margin for the 2016 ended December 31, 2016 was 21.9%, compared to 19.1% for the prior year period.

Research and Development (R&D)

Research and development expenses were $2.6 million, or 4.7% of net sales, for the fourth quarter ended December 31, 2016, compared to $2.0 million, 5.3% of net sales for the same period in 2015.

For the year ended December 31, 2016, R&D expenses were $9.2 million, or 5.3% of net sales, compared to $7.6 million, or 5.2% of net sales, for the same period in 2015. The increase was primarily due to the acceleration of research and development in lithium battery technologies.

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Selling & Distribution

Selling and distribution expenses were $1.9 million, or 3.5% of net sales, for the fourth quarter ended December 31, 2016, compared to $1.6 million, or 4.2% of net sales, for the same period in 2015.

For the year ended December 31, 2016, selling and distribution expenses were $6.9 million, or 4.0% of the net sales, compared to $6.7 million, or 4.6% of net sales, for the same period in 2015. The decrease was due to the optimization of the Company’s customer base.

General & Administrative

General and administrative expenses were $5.9 million, or 11.0% of net sales, for the fourth quarter ended December 31, 2016, compared to $3.2 million, or 8.4% of net sales, for the same period in 2015.

For the year ended December 31, 2016, general and administrative expenses were $18.2 million, or 10.5% of net sales, compared to $12.9 million, or 8.8% of net sales, for the same period in 2015. The increase was primarily due to salary and performance bonuses awarded to employees, impairment loss of machinery and equipment and allowance for doubtful accounts of $0.7 million, $0.5 million and $1.6 million, respectively.

Net Income

For the fourth quarter of 2016, net income attributable to the Company was $1.8 million, or $0.12 per diluted share based on 15.2 million weighted average diluted shares outstanding, compared to net income of $166,971, or $0.01 per diluted share based on 15.2 million weighted average diluted shares outstanding. Non-GAAP net income attributable the Company was $1.81 million, or $0.12 per diluted share, compared to a non-GAAP net income attributable to the Company of $0.30 million, or $0.02 per diluted share, in the prior year period.

For the year ended December 31, 2016, net income attributable to the Company was $6.1 million, or $0.40 per diluted share based on 15.1 million weighted average diluted shares outstanding, compared to net income of $3.9 million, or $0.25 per diluted share based on 15.3 million weighted average diluted shares outstanding. Non-GAAP net income attributable to the Company was $6.3 million, or $0.42 per diluted share, compared to a non-GAAP net income attributable to the Company of $3.6 million, or $0.23 per diluted share, in the prior year period.

A table reconciling non-GAAP net income attributable to the Company, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to the appropriate GAAP measure is included with the Company's financial information below

EBITDA

EBITDA for the fourth quarter ended December 31, 2016 was $3.6 million, compared to $1.9 million in the prior year period.

For the fiscal year 2016 ended December 31, 2016, EBITDA was $13.8 million, compared to $10.6 million, in the prior year period.

A table reconciling EBITDA, a non-GAAP financial measure, to the appropriate GAAP measure is included with the Company's financial information below.

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Revenue Break-down By PRC and Continents:

	For the years ended December 31,
	2016	2015
	$	$
Net sales
China mainland	101,459,371	68,201,408
Asia, others	43,764,963	43,547,384
Europe	17,958,060	26,101,398
North America	9,371,838	7,450,898
South America	759,472	499,669
Africa	284,692	190,489
Others	252,717	189,765
	173,851,113	146,181,011

Balance Sheet Highlights
($ in millions, except per share data)	December 31, 2016	December 31, 2015

	$	$
Cash and Cash Equivalents	$9.3	$5.8
Total Current Assets	$104.5	$80.7
Total Assets	$163.3	$134.2

Total Current Liabilities	$118.0	$91.2
Total Liabilities	$118.0	$91.3
Shareholders’ Equity	$45.3	$42.9
Total Liabilities and Shareholders’ Equity	$163.3	$134.2
Book Value Per Share	$3.00	$2.84

Conference Call Details

Date / Time: Tuesday, March 28, 2017 at 10:00 a.m. ET / 7:00 a.m. PT

Participant Dial-In Numbers

(United States): 877-407-3108

(International): 201-493-6797

Webcast

To listen to the live webcast, please go to at www.highpowertech.com and click on the conference call link, or go to: http://highpowertech.equisolvewebcast.com/q4-2016. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower’s target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

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Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. Adjusted EBITDA and Non-GAAP net income exclude stock-based compensation expense. Adjusted EBITDA, as defined above, may not be similar to Adjusted EBITDA measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes these non-GAAP measures are useful to investors as they provide a basis for evaluating the Company's operating results in the ordinary course of its operations. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for portable electronic devices and energy storage systems and transportation products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery products, including our lithium products; our ability to successfully develop products for and penetrate the electric transportation market; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

+86-755-8968-6521

ir@highpowertech.com

INVESTOR RELATIONS:

The Equity Group Inc.

In China

Katherine Yao, Senior Associate

+86-10-6587-6435

kyao@equityny.com

In U.S.

Adam Prior, Senior Vice President

+1 (212) 836-9606

aprior@equityny.com

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Stated in US Dollars)

	For three months December 31,		For the year ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	53,878,832	37,850,736	173,851,113	146,181,011
Cost of sales	(42,984,167)	(31,240,809)	(135,768,642)	(118,234,935)
Gross profit	10,894,665	6,609,927	38,082,471	27,946,076

Research and development expenses	(2,555,353)	(1,995,873)	(9,243,750)	(7,631,181)
Selling and distribution expenses	(1,932,344)	(1,620,103)	(6,888,052)	(6,728,692)
General and administrative expenses	(5,931,842)	(3,151,313)	(18,186,362)	(12,895,649)
Foreign currency transaction gain	1,322,427	571,934	1,959,036	2,474,154
Total operating expenses	(9,097,112)	(6,195,355)	(32,359,128)	(24,781,368)

Income from operations	1,797,553	414,572	5,723,343	3,164,708

Gain (loss) on change of fair value of warrant liability	24,894	(14,560)	140,290	927,125
Other income	553,725	447,273	2,271,528	1,189,324
Equity in earnings of investee	132,852	-	351,755	-
Interest expenses	(368,048)	(211,470)	(1,419,962)	(1,002,151)
Income before taxes	2,140,976	635,815	7,066,954	4,279,006

Income taxes expenses	(460,295)	(624,530)	(1,439,177)	(818,736)
Net income	1,680,681	11,285	5,627,777	3,460,270

Less: net loss attributable to non-controlling interest	(76,766)	(155,686)	(490,150)	(393,812)
Net income attributable to the Company	1,757,447	166,971	6,117,927	3,854,082

Comprehensive income
Net income	1,680,681	11,285	5,627,777	3,460,270
Foreign currency translation loss	(1,997,630)	(1,032,199)	(3,540,334)	(3,055,839)
Comprehensive (loss) income	(316,949)	(1,020,914)	2,087,443	404,431

Less: comprehensive loss attributable to non-controlling interest	(94,427)	(175,530)	(524,140)	(453,756)
Comprehensive (loss) income attributable to the Company	(222,521)	(845,384)	2,611,583	858,187

Income per share of common stock attributable to the Company
- Basic	0.12	0.01	0.41	0.26
- Diluted	0.12	0.01	0.40	0.25

Weighted average number of common stock outstanding
- Basic	15,111,335	15,101,679	15,105,235	15,096,166
- Diluted	15,159,563	15,153,745	15,113,914	15,286,196

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars except Number of Shares)

	December 31,	December 31,
	2016	2015
	$	$
ASSETS
Current Assets:
Cash	9,324,393	5,849,967
Restricted cash	11,213,640	11,656,204
Accounts receivable, net	46,280,769	36,139,866
Amount due from Yipeng	7,517,250	-
Notes receivable	1,093,730	1,757,709
Prepayments and other receivables	6,899,872	6,060,904
Inventories	22,207,333	19,218,331

Total Current Assets	104,536,987	80,682,981

Property, plant and equipment, net	43,504,991	47,464,186
Land use right, net	3,622,435	3,963,003
Other assets	500,000	550,000
Deferred tax assets	1,477,761	1,544,314
Long-term investment	9,689,576	-

TOTAL ASSETS	163,331,750	134,204,484

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	49,463,901	36,077,396
Deferred income	761,491	879,944
Short-term loan	18,776,080	13,839,341
Non-financial institution borrowings	3,741,115	-
Notes payable	30,658,000	30,490,166
Amount due to Yipeng	1,522,313	-
Other payables and accrued liabilities	11,148,556	6,292,492
Income taxes payable	1,963,298	1,783,013
Current portion of long-term loan	-	1,845,245

Total Current Liabilities	118,034,754	91,207,597

Warrant Liability	259	140,549

TOTAL LIABILITIES	118,035,013	91,348,146

COMMITMENTS AND CONTINGENCIES	-	-
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,114,991 shares issued and outstanding at December 31, 2016 and 15,101,679 shares issued and outstanding at December 31, 2015)	1,511	1,510
Additional paid-in capital	11,580,934	11,227,979
Statutory and other reserves	4,992,463	4,042,429
Retained earnings	29,266,068	24,098,175
Accumulated other comprehensive income	(873,582)	2,632,762

Total equity attributable to the stockholders of Highpower International Inc.	44,967,394	42,002,855

Non-controlling interest	329,343	853,483

TOTAL EQUITY	45,296,737	42,856,338

TOTAL LIABILITIES AND EQUITY	163,331,750	134,204,484

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	For the years ended December 31,
	2016	2015
	$	$
Cash flows from operating activities
Net income	5,627,777	3,460,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,937,688	4,939,882
Allowance for doubtful accounts	1,651,546	949
Impairment of machinery and equipment	530,914	-
Loss on disposal of property, plant and equipment	609,842	233,296
Deferred income tax	(32,756)	9,107
Equity in earnings of investee	(351,755)	-
Share based compensation	317,946	653,017
Gain on change of fair value of warrant liability	(140,290)	(927,125)
Changes in operating assets and liabilities:
Accounts receivable	(13,809,278)	(5,446,752)
Notes receivable	575,514	(1,222,793)
Prepayments and other receivables	(1,755,589)	(2,435,316)
Amount due from Yipeng	(7,457,338)	-
Amount due to Yipeng	1,589,963	-
Inventories	(4,410,429)	1,831,737
Accounts payable	11,196,709	(3,322,054)
Deferred income	(64,658)	1,890,332
Other payables and accrued liabilities	5,471,022	755,757
Income taxes payable	307,984	(74,111)
Net cash flows provided by operating activities	4,794,812	346,196

Cash flows from investing activities
Acquisition of plant and equipment	(8,487,473)	(11,256,553)
Long-term investment	(3,005,666)	-
Net cash flows used in investing activities	(11,493,139)	(11,256,553)

Cash flows from financing activities
Proceeds from short-term bank loans	19,611,969	14,430,014
Repayment of short-term bank loans	(13,526,998)	(13,438,449)
Proceeds from non-financial institution borrowings	4,508,499	-
Repayment of non-financial institution borrowings	(601,133)	-
Repayment of long-term bank loans	(1,803,399)	(1,924,002)
Proceeds from notes payables	59,952,794	63,544,496
Repayment of notes payables	(57,731,108)	(61,118,292)
Proceeds from exercise of employee options	35,010	44,534
Change in restricted cash	(320,093)	2,966,205
Net cash flows provided by financing activities	10,125,541	4,504,506
Effect of foreign currency translation on cash	47,212	(2,356,074)
Net increase (decrease) in cash	3,474,426	(8,761,925)
Cash - beginning of year	5,849,967	14,611,892
Cash - end of year	9,324,393	5,849,967

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	1,163,950	883,740
Interest expenses	1,229,173	1,002,151
Non-cash transactions
Offset of deferred income related to government grant and property, plant and equipment	229,951	2,547,545
Long-term investment with capital injection by equipment	7,156,717	-

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES RECONCILIATION OF

NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars)

Reconciliation of Net Income to EBITDA

	For three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015

	$	$	$	$
Net income attributable to the Company	1,757,447	166,971	6,117,927	3,854,082
Non-GAAP Net Income (1)	1,806,357	298,787	6,295,583	3,579,974

Interest expenses	368,048	211,470	1,419,962	1,002,151
Income taxes expenses	460,295	624,530	1,439,177	818,736
Depreciation and Amortization	1,062,615	901,286	4,797,968	4,939,882

EBITDA	3,648,405	1,904,257	13,775,034	10,614,851
Non-GAAP EBITDA(2)	3,697,315	2,036,073	13,952,690	10,340,743

(1)	See table below for reconciliation of net income attributable to the Company to Non-GAAP net income attributable to the Company.

(2)	Excludes share-based compensation expense and (loss) gain on change of fair value of warrant liability as set forth in the following table.

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES RECONCILIATION OF

NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars)

Reconciliation of Net Income Attributable to the Company to Non-GAAP Net Income Attributable to the Company

	For three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)
	$	$	$	$
Net income attributable to the Company	1,757,447	166,971	6,117,927	3,854,082
Stock-based compensation expense	73,804	117,256	317,946	653,017
Gain (loss) on change of fair value of warrant liability	(24,894)	14,560	(140,290)	(927,125)
Non-GAAP net income attributable to the Company	1,806,357	298,787	6,295,583	3,579,974

Basic net income per share of common stock attributable to the Company	0.12	0.01	0.41	0.26
Stock-based compensation expense	0.00	0.01	0.02	0.04
Gain (loss) on change of fair value of warrant liability	0.00	0.00	(0.01)	(0.06)
Non-GAAP income per share of common stock attributable to the Company	0.12	0.02	0.42	0.24

Diluted net income per share of common stock attributable to the Company	0.12	0.01	0.40	0.25
Stock-based compensation expense	0.00	0.01	0.03	0.04
Gain (loss) on change of fair value of warrant liability	0.00	0.00	(0.01)	(0.06)
Non-GAAP income per share of common stock attributable to the Company	0.12	0.02	0.42	0.23

Weighted average number of common shares outstanding
- Basic	15,111,335	15,101,679	15,105,235	15,096,166
- Diluted	15,159,563	15,153,745	15,113,914	15,286,196

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